UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 5, 2009

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 7, 2009, the Nominating and Corporate Governance Committee and the Leadership Development and Compensation Committee of Google’s Board of Directors jointly approved revisions to the standard compensation arrangements for non-employee members of Google’s Board.

Under the revised compensation arrangements, each non-employee director who was fully vested in all previously awarded equity grants as of July 7, 2009 (John Doerr, John Hennessey, Arthur Levinson, Paul Otellini, and Ram Shriram) received a one-time grant of $500,000 in Google Stock Units (GSUs). Consistent with past officer equity granting practice, these grants took place on the first Wednesday of the month following the date they were approved (August 5, 2009).

Each non-employee director who was not fully vested in all previously awarded equity grants on July 7, 2009 (Ann Mather and Shirley Tilghman) will receive a $500,000 grant of GSUs on the first Wednesday of the month following the final vesting date of their previous equity grants.

Beginning with the first stockholder meeting after receipt of the one-time grant described above, each director will receive an annual $350,000 GSU grant and an annual $75,000 cash retainer. These grants and payments will be made on the first Wednesday of the month following each annual stockholder meeting.

The exact number of GSUs comprising the grants will be calculated by dividing the target dollar amount by the closing price of Google’s stock on the day prior to grant. These GSUs will vest at the rate of 1/4th on the first anniversary of the grant date and an additional 1/16th each quarter thereafter.

Under the revised compensation arrangements, the Chair of the Audit Committee will also receive an additional annual cash retainer of $25,000 beginning after the annual stockholder meeting following his or her initial grant. This cash payment will be made on the first Wednesday of the month following each annual stockholder meeting. Assuming Ann Mather remains Chair of the Audit Committee, she will receive her first retainer in 2011.

This information shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth in the specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: August 7, 2009	/s/ Kent Walker
Kent Walker
Vice President and General Counsel